Exhibit 10.1

Subject to Confidential Treatment Request
Positions redacted as indicated

SECOND AMENDMENT TO AMENDED AND RESTATED SUPPLY AGREEMENT

This Second Amendment to Amended and Restated Supply Agreement (this “Amendment”) is made as of the 1st day of July 2004 by and between Cabot Corporation, Cabot Supermetals Division, formerly Cabot Performance Materials Division (“CSM”) and Kemet Electronics Corporation (“Buyer”).

The parties to this Agreement are parties to an Amended and Restated Supply Agreement dated as of December 10, 2002 (the “Original Agreement”) regarding the supply of tantalum products, as amended by a First Amendment to Amended and Restated Supply Agreement dated as of March 18, 2004 (the “First Amendment”). Collectively, the Original Agreement and the First Amendment are referred to herein as the Agreement”.

The parties desire to further amend the Agreement in certain respects on the terms and conditions set forth herein. Capitalized terms used herein that are not defined herein shall have the same meanings as in the Original Agreement.

NOW THEREFORE:

 In consideration of the mutual promises herein contained and other good and valuable consideration, Buyer and CSM hereby agree as follows:

1.               PERIOD OF AGREEMENT.

The term of the Agreement is extended for an additional three Contract Years and shall end on December 31, 2009.

2.               PRICE FOR REQUIRED PRODUCT QUANTITY OF POWDER.

Effective for purchases made on or after July 1, 2004, the price for the Required Product Quantity of Powder shall be REDACTED per pound.

3.               AMOUNT OF REQUIRED PRODUCT QUANTITY OF POWDER FOR 2005 AND 2006.

The Required Product Quantity of Powder for Contract Years 2005 and 2006 shall be REDACTED pounds per Contract Year.

4.               ADDITIONAL ANNUAL QUANTITIES OF POWDER; PRICE.

Section 3 of the Agreement is hereby amended in its entirety to read as follows:

Additional Annual Quantity.  In addition to purchasing in each Contract Year any Required Product Quantity of each Product for such Contract Year, Buyer shall offer to purchase, and agrees to purchase from CSM if CSM accepts such offer, in each Contract Year, an aggregate additional quantity of Powder equal to the quantity (the “Additional Annual Quantity”) that, when added to the Required Product Quantity of Powder to be purchased by Buyer in such Contract Year pursuant to section 2, shall be (i)  an additional REDACTED pounds for Contract Year 2004 and (ii) REDACTED of the aggregate quantity of Powder that is purchased by Buyer and its affiliates (collectively, the “Buyer Group”)  during such Contract Year for each Contract Year during the period beginning January 1, 2005 through December 31, 2009 from all sources during the applicable Contract Year.

 Forecast.  Solely for planning purposes, at least 30 days prior to the beginning of each Contract Year, Buyer will send a written forecast (the “Annual Forecast “) to CSM setting forth the projected Additional Annual Quantity for such Contract Year, the grades of Powder proposed by Buyer to be included in such Additional Annual Quantity, and the projected delivery schedule for such Additional Annual Quantity. Buyer will send CSM a written update of the Annual Forecast within thirty days before the beginning of each Quarter.

Grades and Grade Mix.  The grades of Powder selected by Buyer to be included in the Additional Annual Quantity for a Contract Year will be selected by Buyer as needed in the operation of its business, from grades that are commercially offered for sale by CSM in such Contract Year.

Order.  Buyer shall send a written order (the “Order”) approximately thirty days before the beginning of each Quarter to reflect the actual amount of the Additional Annual Quantity (and the grade mix) being ordered in such Quarter. The Order shall constitute an offer in accordance with the terms hereof to purchase from CSM by Buyer the ordered amount of the Additional Annual Quantity (and grade mix) at the respective Adjusted Prices for each such grade, and CSM shall promptly accept such offer (an “Accepted Order”) if made within the terms of this Amendment by delivering an acceptance notice (“Acceptance Notice”) to Buyer.

Effect of CSM Non-Acceptance.  In the event CSM does not deliver an Acceptance Notice in respect of an Order within 15 days after receipt of such Order, Buyer shall have satisfied its obligation under this Section 3 to have offered and agreed to purchase the quantity of Powder set forth in such Order to the extent the information including without limitation quantities and grades offered and prices stated in such Order complied with the requirements of this Agreement.  In the event CSM is unable or unwilling to supply Buyer with additional Powder for a determinable period under this Section 3, CSM shall so notify Buyer, and Buyer shall not be required to comply with this paragraph during such period of time.  In the event that CSM notifies Buyer that it is putting Buyer on allocation due to capacity constraints, or takes actions that are consistent with an allocation, Buyer’s obligation to purchase amounts required to be purchased hereunder shall be reduced by an amount equal to the proportion that CSM is reducing sales to Buyer due to such allocation during the Contract Year in which such allocation occurs and any subsequent Contract Years until such allocation shall cease.

Monthly Deliveries.  The quantity of Powder (and each grade) to be delivered in a Quarter shall be delivered in approximately equal monthly amounts during each month of such Quarter.

 Base Price. The “Base Price” for the following Products shall be:

Product                             Base Price per Pound

REDACTED

*Availability subject to agreement on applicable specification.

** Subject to commercial availability and agreement on applicable specification.

Base prices for additional Products shall be as agreed by the parties from time to time as such Products are made commercially available by CSM.

 Adjusted Price. The “Adjusted Price” for a grade of Powder for a purchase under an Order shall mean REDACTED.

For purposes of determining Adjusted Price, “equivalent grades of powder” shall mean powder grades having the same REDACTED as the powder grades being purchased hereunder and sold by CSM Boyertown in the case of powders sold at CSM Boyertown and sold by CSM Aizu in the case of Powders sold at CSM Aizu.

Purchase and Sale.  For each Accepted Order, Buyer shall purchase and CSM shall sell the quantity of an Order at a price per pound for each grade equal to the applicable Adjusted Price for such grade. All prices will be payable in U.S. dollars.

CSM Audit Right.  CSM shall have the right at its expense once each Contract Year to have an independent third party auditor selected by CSM and reasonably acceptable to Buyer, review the books and records of the Buyer to determine compliance with the terms and conditions of this Section 3.  Such auditor shall enter into customary confidentiality agreements with Buyer, and, except in connection with any proceeding to enforce the provisions of this Agreement, shall only disclose the results of the audit to CSM, and not the particulars of any purchases by Buyer, or the identity of the alternate suppliers.

Buyer Audit Right.  Buyer shall have the right at its expense once each Contract Year to have an independent third party auditor selected by Buyer and reasonably acceptable to CSM, review the books and records of CSM to determine compliance with the terms and conditions of this Section 3.  Such auditor shall enter into customary confidentiality agreements with CSM, and, except in connection with any proceeding to enforce the provisions of this Agreement, shall only disclose the results of the audit to the Buyer, and not the particulars of any sales by CSM, or the identity of their customers.

5.               SCRAP SALE BY BUYER.

For Scrap sales by Buyer under Section 9 of the Agreement, effective July 1, 2004, the Scrap prices per pound for purchases of Scrap in Contract Years 2005 and 2006 as set forth in Appendix C of the Agreement shall be reduced to the following:

Price Per
Scrap Category	Pound

REDACTED

CSM agrees to purchase from Buyer in Contract Years 2007, 2008 and 2009 a quantity of Scrap equal to REDACTED. The price to be paid to Buyer by CSM for Scrap purchases in Contract Years 2007, 2008 and 2009 will be based upon the weighted average market price for scrap obtained by the Buyer. The price and quantity for each Scrap category listed above will be determined 30 days prior to the beginning of each of Contract Years 2007, 2008 and 2009 and will be changed in a corresponding amount whenever there is a change in the prices charged to Buyer pursuant to Section 4 hereof.

6.  REQUIRED PRODUCT QUANTITIES OF WIRE; PRICE.

Section 2 and Appendix A of the Agreement are hereby amended as follows:

The price for the Required Product Quantities of Wire shall be reduced from REDACTED per pound to REDACTED per pound for the Required Product Quantities of Wire for Contract Years 2005 and 2006 only; provided, that the Required Product Quantities of Wire for Contract Years 2005 and 2006 shall be purchased by Buyer on or before September 30, 2004.  In the event that Buyer purchases the Required Product Quantities of Wire for Contract Years 2005 and 2006 on or before September 30, 2004, such purchases shall be deemed to satisfy the Required Product Quantities of Wire required to be purchased in Contract Years 2005 and 2006.

7.  ORIGINAL AGREEMENT.

Except as specifically modified herein, all terms and conditions of the Original Agreement and the First Amendment, shall remain in full force and effect, and shall remain unmodified and shall otherwise be applicable to all purchases and sales hereunder.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the day, month and year first above written.

Cabot Corporation		Kemet Electronics Corporation
Cabot Supermetals Division

By:	/s/ Carol A. Flack	By:	/s/ James P. McClintock
	Carol A. Flack		James P. McClintock

Title:	Vice President and General Manager	Title:	President and Chief Operating Officer